Exhibit 2.1

Agreement and Plan of Merger

among

KUSH BOTTLES, INC.

and

KCH ENERGY, LLC

and

SUMMIT INNOVATIONS, LLC

and

MARK DRIVER, as Member Representative

dated as of

April 10, 2018

i

ii

iii

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of April 10, 2018, is entered into among Kush Bottles, Inc., a Nevada corporation (“Parent”), KCH Energy, LLC, a Colorado limited liability company (“Merger Sub”), Summit Innovations, LLC, a Colorado limited liability company (“Company”), and Mark Driver, an individual, solely in his capacity as Member Representative (“Member Representative”) of all of the Members (as defined below).

RECITALS

WHEREAS, the members of the Company (the “Members”) collectively hold all of the issued and outstanding equity interests in the Company;

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the manager of the Company (the “Manager”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its Members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Members in accordance with the Amended and Restated Limited Liability Company Operating Agreement of the Company, as amended (the “Operating Agreement”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with the Operating Agreement, a written consent of the Members approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the board of directors of Parent and the manager of Merger Sub have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders and members, as applicable, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, a portion of the Closing Cash Consideration and Parent Shares (each as defined herein) otherwise payable by Parent to the Members in connection with the Merger shall be held back by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Act” means the Colorado Limited Liability Company Act and, to the extent applicable, the Colorado Corporations and Associations Act.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means those documents to be delivered in connection with the Closing, as set forth in Section 2.03.

“Acquirer” has the meaning set forth in Section 2.15(f).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business” means the business of selling ethanol, butane, polycarbon, propane and any other hydrocarbon products, as well as dry ice (solid CO2).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

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“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.02.

“Closing Adjustment” has the meaning set forth in Section 2.13(a)(ii).

“Closing Cash Consideration” means $3,200,000, plus the Estimated Closing Adjustment, minus (w) the Holdback Cash, (x) the outstanding Indebtedness of the Company as of the open of business on the Closing Date, (y) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date, and (z) and Member Audit Expenses incurred prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Executive Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person(s) to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means (a) the Closing Cash Consideration, and (b) the Closing Share Consideration.

“Closing Per Unit Cash Consideration” means (a) the Closing Cash Consideration, divided by (b) the Fully Diluted Unit Number.

“Closing Per Unit Merger Consideration” means the Closing Per Unit Cash Consideration plus the Closing Per Unit Share Consideration.

“Closing Per Unit Share Consideration” means (a) the Closing Share Consideration, divided by (b) the Fully Diluted Unit Number, provided, however, that with respect to each Member, the Closing Per Unit Share Consideration shall be rounded to the nearest whole Parent Share.

“Closing Share Consideration” means 1,280,000 Parent Shares, minus the Holdback Shares.

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“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Executive Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.13(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Units” means the units of limited liability company interest of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Consideration Spreadsheet” has the meaning set forth in Section 2.14(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that will used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes, Tank Deposits and accrued expenses, but excluding payables to any of the Company’s Affiliates, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that will used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

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“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.13(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earnout Shares” has the meaning set forth in Section 2.15(a).

“Earnout Period” has the meaning set forth in Section 2.15(a).

“Effective Time” has the meaning set forth in Section 2.04.

“Eligible Net Revenues” means, with respect to the Earnout Period, aggregate revenue of the Business during the Earnout Period to the extent such revenue is derived from sales of ethanol, butane, polycarbon, propane and any other hydrocarbon products, as well as dry ice (solid CO2), less (i) discounts, allowances, rebates, returns and credits arising during such Earnout Period and (ii) any bad debt write-offs of the Business relating to or originating from sales during the Earnout Period, as determined in good faith by Parent after notice and an opportunity for comment is provided to the Member Representative.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of or exposure to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Adjustment” has the meaning set forth in Section 2.13(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.13(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.13(a)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 6.10.

“Fully Diluted Unit Number” means the aggregate number of Units outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance or waste defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material, substance or waste regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing material, and polychlorinated biphenyls.

“Holdback Cash” means cash in the amount of $500,000 to be held back by Parent on the Closing Date pursuant to the terms of this Agreement.

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“Holdback Release Date” means the first Business Day following the eighteen (18) month anniversary of the Closing Date.

“Holdback Shares” means 640,000 Parent Shares to be held back by Parent on the Closing Date pursuant to the terms of this Agreement.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.13(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

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“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Key Member” or “Key Members” means, individually or collectively, as the case may be, SIG Investments, LLC and Artiste Holdings, LLC.

“Knowledge” means, when used with respect to the Company (i) for purposes of Section 3.19(a) and Section 3.19(e), the actual knowledge of any director or officer of the Company, and (ii) for all other sections, the actual or constructive knowledge of any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or (ii) amounts currently under dispute, in good faith, subject to the provisions of this Agreement.

“Manager Recommendation” has the meaning set forth in Section 3.02(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Member” has the meaning set forth in the Recitals.

“Member Agreement” means an agreement by and between each Member and Parent, in a form reasonably satisfactory to Parent, whereby each Member, among other things (a) makes certain representations and warranties to Parent (as applicable) regarding such Member’s organization/authority, conflicts, required consents, brokers and the Member’s ability to invest in and hold the Parent Shares, (b) makes certain covenants to Parent regarding confidentiality, non-competition, non-solicitation, non-disparagement, as applicable to such Member, and the “lock-up” of any Parent Shares or other capital stock of Parent, whether to be received by such Member pursuant to this Agreement, or any securities convertible into, or exercisable or exchangeable for such capital stock, (c) releases and discharges the Company, its Representatives, Affiliates and certain other related parties from any and all claims arising against such parties contemporaneously with or prior to the Closing Date, and (d) undertakes to indemnify and/or reimburse Parent and all Parent Indemnitees as contemplated or required pursuant to this Agreement.

“Member Audit Expenses” has the meaning set forth in Section 10.02(a).

“Member Audit Expenses Objections” has the meaning set forth in Section 10.02(b).

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“Member Audit Expenses Resolution Period” has the meaning set forth in Section 10.02(b).

“Member Audit Expenses Review Period” has the meaning set forth in Section 10.02(b).

“Member Indemnitees” has the meaning set forth in Section 8.03.

“Member Representative” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Holdback Shares, the Holdback Cash, the Earnout Shares and the Post-Closing Adjustment (if any) that the Members become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Notice of Objection” has the meaning set forth in Section 6.04(b).

“Operating Agreement” has the meaning set forth in the preamble.

“Parent” has the meaning set forth in the preamble.

“Parent Financial Statements” has the meaning set forth in Section 4.06(b).

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent SEC Documents” has the meaning set forth in Section 4.06(a).

“Parent Shares” means shares of common stock of Parent, par value $0.001.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.13(b)(ii).

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Share” means, with respect to any Member, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Units owned of record by such Person as of immediately prior to the Effective time, by (b) the Fully Diluted Unit Number.

“Purchase Price” means the aggregate value of the Merger Consideration.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.13(c)(ii).

“Review Period” has the meaning set forth in Section 2.13(c)(i).

“SEC” has the meaning set forth in Section 4.06(a).

“Statement of Merger” has the meaning set forth in Section 2.04.

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“Statement of Objections” has the meaning set forth in Section 2.13(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Supermajority Holders” has the meaning set forth in Section 10.01(b).

“Surviving Company” has the meaning set forth in Section 2.01.

“Tank Deposits” means refundable deposits held by the Company in connection with tanks used by its customers.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.13(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Written Consent” has the meaning set forth in Section 5.04(a).

“Year End Financial Statements” has the meaning set forth in Section 3.06.

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Article II
The Merger

Section 2.01                The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, (a) the Company will merge with and into Merger Sub, and (b) the separate existence of the Company will cease and Merger Sub will continue its existence under the Act as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02                Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110, or at such other time or on such other date or at such other place (including electronically) as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03                Closing Deliverables.

(a)               At or prior to the Closing, the Company shall deliver to Parent the following:

(i)                 resignation of the Manager of the Company;

(ii)              a certificate, dated as of the Closing Date and signed by the Manager, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii)            a certificate of the Manager of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Manager authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Members approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)             copies of the Member Agreements, duly executed by each applicable Member;

(v)               a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the State of Colorado;

(vi)             at least two (2) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

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(vii)          at least two (2) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(viii)        the Estimated Closing Working Capital Statement contemplated in Section 2.13(a);

(ix)             the Consideration Spreadsheet contemplated in Section 2.14;

(x)               the FIRPTA Statement;

(xi)             Contribution Agreements signed by each of the members of the Key Members in a form reasonably satisfactory to Parent, pursuant to which such members agree to contribute to the Key Members all amounts payable by such Key Members with respect to indemnification obligations pursuant to this Agreement; and

(xii)          such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)                 payment to the Member Representative by wire transfer of immediately available funds, or such other method of payment as may be agreed upon by Parent and Member Representative, an amount equal to the aggregate Closing Cash Consideration payable pursuant to Section 2.08 in exchange for Company Units;

(ii)              to the Members, the Closing Share Consideration;

(iii)            payment of third parties by wire transfer of immediately available funds, or such other method of payment as may be agreed upon by Parent and Member Representative, that amount of money due and owing from the Company to such third parties as Transaction Expenses;

(iv)             payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds, or such other method of payment as may be agreed upon by Parent and Member Representative, that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(v)               a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(vi)             a certificate of the Chief Financial Officer of Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and by Parent in its capacity as manager of Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(vii)          copies of the Member Agreements, each duly executed by Parent; and

(viii)        such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04                Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Colorado in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act. The Merger shall become effective at such time as the Statement of Merger has been duly filed with the Secretary of State of the State of Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05                Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company. For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and the regulations promulgated thereunder, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Code.

Section 2.06                Articles of Organization; Operating Agreement. At the Effective Time, (a) the articles of organization of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 2.07                Manager. The manager and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the manager and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the operating agreement and other organizational documents of the Surviving Company.

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Section 2.08                Effect of the Merger on Units. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Member:

(a)               Conversion of Company Units. Each Company Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Closing Per Unit Share Consideration, rounded to the nearest whole share, the Closing Per Unit Cash Consideration, in cash, without interest, together with any Holdback Shares, any Earnout Shares and amounts that may become payable or issuable in respect of such Company Unit in the future in respect of the Post-Closing Adjustment, and the Holdback Cash, at the respective times and subject to the contingencies specified herein.

(b)               Merger Sub Membership Interests. Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to constitute a membership interest in the Surviving Company. Such membership interests shall be the only membership interests in the Surviving Company that are issued and outstanding immediately after the Effective Time.

(c)               Certificates. At the Effective Time, all Company Units outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any Company Units (each, a “Certificate”) shall cease to have any rights with respect thereto.

Section 2.09                No Further Ownership Rights in Company Units. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Company Units.

Section 2.10                Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding membership interests of the Company shall occur, including by reason of any reclassification, recapitalization, split or combination, exchange or readjustment of Units, or any dividend or distribution paid in Units, any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.11                Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law and, in such case, shall take any other action required to satisfy Tax withholding and reporting obligations under applicable Law with respect to such payments provided that Parent and the Surviving Company shall give the Members and the Member Representative notice of the intention to make such deduction or withholding at least two (2) Business Days before such deduction or withholding is required (to the extent possible), and such notice shall include the authority, basis and method of calculation of the proposed deduction or withholding. To the extent that amounts are so deducted and withheld by Parent or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent or the Surviving Company, as the case may be, made such deduction and withholding.

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Section 2.12                Holdback Shares and Holdback Cash. The Holdback Shares shall be delivered to the Members, and the Holdback Cash shall be delivered to the Member Representative, within ten Business Days following the Holdback Release Date, subject to the terms of this  Section 2.12. Without limitation to the rights and remedies of Parent, Parent shall have the right to satisfy (i) any Post-Closing Adjustment or Member Audit Expenses owed to it pursuant to Section 2.13(b) and Section 10.02, respectively, and (ii) any claim for indemnification or payment of damages to which Parent may be entitled under this Agreement or any of the other Transaction Documents, in each case at Parent’s sole option, by deducting from the Holdback Shares and/or the Holdback Cash, Parent Shares and/or cash, as applicable, equal in value to such Post-Closing Adjustment, claim for indemnification or payment of damages. For purposes of this Article II, the value of each Parent Share shall be equal to $5.00 (the “Per Share Value”). Notwithstanding the foregoing, in the event that there is any pending or unresolved indemnification claim that may be payable out of the Holdback Shares or Holdback Cash at the Holdback Release Date, Parent shall continue to hold an amount of Holdback Shares and/or Holdback Cash equal to the estimated Losses for such claim until the resolution of such claim and, upon the resolution of such claim, Parent shall distribute any remaining Holdback Shares and Holdback Cash in accordance with this Section 2.12.

Section 2.13                Working Capital Adjustment.

(a)               Closing Adjustment.

(i)                 At least two (2) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)              The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital.

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(b)               Post-Closing Adjustment.

(i)                 Within 120 days after the Closing Date, Parent shall prepare and deliver to Member Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)              The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(c)               Examination and Review.

(i)                 Examination. After receipt of the Closing Working Capital Statement, Member Representative shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Member Representative and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Member Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Company.

(ii)              Objection. On or prior to the last day of the Review Period, Member Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Member Representative. If Member Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Member Representative, shall be final and binding.

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(iii)            Resolution of Disputes. If Member Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial firm of independent certified public accountants appointed by mutual agreement by Parent and Member Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)             Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Member Representative (on behalf of the Members), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Member Representative or Parent, respectively, bears to the aggregate amount actually contested by the Member Representative and Parent.

(v)               Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)               Payment of Post-Closing Adjustment.

(i)                 If the Post-Closing Adjustment is a negative number, Parent may, at its sole option, deduct from the Holdback Shares and/or the Holdback Cash, Parent Shares or cash, as applicable, equal to the absolute value of such Post-Closing Adjustment.

(ii)              If the Post-Closing Adjustment is a positive number, Parent shall, within 10 Business Days after the final determination of the Post-Closing Adjustment, deposit with the Member Representative, for distribution to the Members in accordance with their Pro Rata Shares, such Members’ aggregate Pro Rata Share of the Post-Closing Adjustment.

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(e)               Adjustments for Tax Purposes. Any payments made pursuant to Section 2.13 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.14                Consideration Spreadsheet.

(a)               At least two (2) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which sets forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i)               the names and addresses of all Members and the number of Company Units held by such Persons;

(ii)              detailed calculations of the Closing Merger Consideration, Fully Diluted Unit Number and Closing Per Unit Merger Consideration; and

(iii)            each Member’s Pro Rata Share (as a percentage) of the Closing Merger Consideration, the Holdback Shares, the Holdback Cash and the potential maximum Earnout Shares.

(b)               The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Section 2.15                Earnout.

(a)               Earnout Amounts. As additional Merger Consideration, at such times as provided in Section 2.15(d), Parent shall issue to the Members, in accordance with their Pro Rata Shares, Parent Shares (the “Earnout Shares”), if any, equal to:

(i)                 if the Eligible Net Revenue of the Business during the twelve (12) calendar month period starting with the first day of the first month following the Closing Date (such period, the “Earnout Period”) is less than $7.0 million, zero Earnout Shares;

(ii)              if the Eligible Net Revenue of the Business during the Earnout Period is greater than or equal to $7,000,000 but less than $12,000,000, then Earnout Shares with an aggregate value (based on the Per Share Value) equal to the sum of (x) $1,600,000 plus (y) the product of (A) the amount by which such Eligible Net Revenue amount exceeds $7,000,000 multiplied by (B) 0.96; or

(iii)            if the Eligible Net Revenue of the Business during the Earnout Period is greater than or equal to $12,000,000, then 1,280,000 of Earnout Shares.

By way of illustration, if the Eligible Net Revenue of the Business during the Earnout Period is equal to $10,000,000, then the Members shall be entitled to an aggregate of 896,000 Earnout Shares (((($10,000,000-$7,000,000)*0.96)+$1,600,000)/$5.00).

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(b)               Earnout Calculation Delivery. On or before the date which is thirty (30) calendar days after the last day of the Earnout Period (the “Earnout Calculation Delivery Date”), Parent shall prepare and deliver to Member Representative a written statement (the “Earnout Calculation Statement”) setting forth in reasonable detail its determination of Eligible Net Revenues for the Earnout Period and its calculation of the resulting Earnout Shares issuable pursuant to this Section 2.15 (the “Earnout Calculation”).

(c)               Review Period; Objections; Independent Accountant. Member Representative shall have 15 days after receipt of the Earnout Calculation Statement (the “Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. Prior to the expiration of the Review Period, Member Representative may object to the Earnout Calculation set forth in the Earnout Calculation Statement by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Parent. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by Member Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Member Representative fails to deliver an Earnout Calculation Objection Notice to Parent prior to the expiration of the Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the parties hereto. If Member Representative timely delivers an Earnout Calculation Objection Notice, Parent and Member Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Eligible Net Revenues for the Earnout Period. If Parent and Member Representative are unable to reach agreement within thirty (30) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earnout Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Parent and Member Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and Member Representative, and not by independent review. The resolution of the dispute and the calculation of Eligible Net Revenues that is the subject of the Earnout Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Member Representative and Parent in proportion to the amounts by which their respective calculations of Eligible Net Revenues differ from Eligible Net Revenues as finally determined by the Independent Accountant. Additionally, Parent agrees to use its commercially reasonable efforts to issue quarterly reports to the Member Representative setting forth the Eligible Net Revenues for each fiscal quarter during the Earnout Period, provided, however, that such reports shall be for discussion purposes only, shall not have any binding effect with respect to the amounts or calculation methods set forth therein, and any failure to deliver such reports shall have no effect on the rights and obligations of the parties as set forth in this Section 2.15 or anywhere else in this Agreement.

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(d)               Timing of Issuance of Earnout Shares. Subject to Section 2.15(g), any Earnout Shares that Parent is required to issue pursuant to Section 2.15(a) hereof shall be issued no later than ten (10) Business Days following the date upon which the determination of Eligible Net Revenues for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.15(c) (including any final resolution of any dispute raised by Member Representative in an Earnout Calculation Objection Notice).

(e)               Post-closing Operation of the Business. Subject to the terms of this Agreement, subsequent to the Closing, Parent shall act in good faith in its operation of the Business; provided, that Parent shall not, directly or indirectly, take any action or cause or permit anything to be done that has the primary purpose of adversely distorting the financial performance of the Business or with the purpose of avoiding or reducing the earnout amounts contemplated by Section 2.15(a).

(f)                Acquisition by a Third Party. In the event Parent is acquired by a third party (an “Acquirer”), Parent shall, as a condition to the closing of such acquisition, obligate the Acquirer to assume all of Parent’s obligations under this Agreement with respect to the provisions of this Section 2.15 subject to all the limitations and qualifications included in this Agreement with respect to such obligations.

(g)               Right of Set-off. Parent shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.15 the amount of (i) any Post-Closing Adjustment owed to it pursuant to Section 2.13(d) and (ii) any Losses to which any Parent Indemnitee may be entitled under Article VIII of this Agreement.

(h)               No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earnout Shares shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, (ii) no Member shall have any rights as a securityholder of Parent as a result of such Member’s contingent right to receive any Earnout Shares hereunder, and (iii) no interest is payable with respect to any Earnout Shares.

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Article III
Representations and warranties relating to the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01                Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02                Authority; Manager Approval.

(a)               The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the Supermajority Holders (such vote, the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s equity interests required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

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(b)               The Manager, by resolutions duly adopted by the Manager and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Members, (ii) approved and declared advisable the “plan of merger” (as such term is used in the Act) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Act, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the Members for adoption, and (iv) resolved to recommend that the Members adopt the “agreement of merger” set forth in this Agreement (collectively, the “Manager Recommendation”) and directed that such matters be submitted for consideration of the Members.

Section 3.03                No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of formation, Operating Agreement or other organizational documents of the Company (“Company Organizational Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Statement of Merger with the Secretary of State of Colorado.

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Section 3.04                Capitalization.

(a)               The authorized equity interests of the Company consists of 100,000 Company Units. Section 3.04(a) of the Disclosure Schedules sets forth the Company Units issued and outstanding as of the close of business on the date of this Agreement.

(b)               Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Company Units and the number of Company Units owned by such Person.

(c)               Except as set forth on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue Company Units, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid distributions with respect to any shares of Company Units.

(d)               Except as set forth on Section 3.04(d) of the Disclosure Schedules, as of the Closing Date all issued and outstanding Company Units shall be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Organizational Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Company Units as of the Closing Date shall be issued in compliance with applicable Law.

(e)               Except as set forth on Section 3.04(e) of the Disclosure Schedules, no outstanding Company Unit is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized unit appreciation, dividend equivalent, phantom units, profit participation or other similar rights with respect to the Company or any of its securities.

(f)                All distributions, dividends, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05                No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

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Section 3.06                Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2017 and the related statements of profits and loss and trial balances for the period from the date of the Company’s start of business activities on March 1, 2017 through December 31, 2017 (the “Year End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at February 28, 2018 and the related statements of profits and loss and trial balances for the two-month period then ended (the “Interim Financial Statements” and together with the Year End Financial Statements, the “Financial Statements”) have been delivered to Parent. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Year End Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of February 28, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07                Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those set forth in Section 3.07 of the Disclosure Schedules, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08                Absence of Certain Changes, Events and Conditions. Except as disclosed in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company, any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the Company Organizational Documents;

(c)               split, combination or reclassification of any Company Units;

(d)               issuance, sale or other disposition of any of its equity interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(e)               declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

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(f)                material change in any method of accounting or accounting practice of the Company;

(g)               material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)               transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)             any capital investment in, or any loan to, any other Person;

(n)               acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)               any material capital expenditures;

(p)               imposition of any Encumbrance upon any of the Company properties, equity securities or assets, tangible or intangible;

(q)               other than as provided for in any written agreements provided to Parent prior to the date hereof and in the ordinary course of business, or as otherwise required by applicable Law, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages or salary, in respect of its current or former employees, managers, directors, independent contractors or consultants, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, manager, director, independent contractor or consultant;

(r)                adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, manager, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)                any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Members or current or former directors, managers and employees;

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(t)                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)               except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)               except as otherwise contemplated by this Agreement, purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)               action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(y)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09                Material Contracts.

(a)               Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                 each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii)              all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

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(iv)             all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vii)          except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)             any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)               all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xi)             any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)               Except as described on Section 3.09(b) of the Disclosure Schedules, each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10                Title to Assets; Real Property.

(a)               The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Year End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

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(i)                 liens for Taxes not yet due and payable;

(ii)              mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)            easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)             other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)               Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11                Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 3.12                Intellectual Property.

(a)               Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)               Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)               The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)               The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

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(e)               The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)                The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)               There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13                Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. Except as set forth in Section 3.13 of the Disclosure Schedules, all such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14                Accounts Receivable and Accounts Payable. Prior to the Closing Date, the Company shall provide detailed description of all accounts receivable and accounts payable of the Company, as calculated in accordance with the Company’s past practice, as of the date thereof. The accounts receivable reflected in the foregoing description (a) will have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) will constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) will be subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments.

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Section 3.15                Customers and Suppliers.

(a)               Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $10,000 for the most recent fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or reduce its relationship with the Company.

(b)               Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or reduce its relationship with the Company.

Section 3.16                Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.17                Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that, to the Company’s Knowledge, may give rise to, or serve as a basis for, any such Action.

(b)               Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that, to the Company’s Knowledge, may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18                Compliance With Laws; Permits.

(a)               Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws (other than Laws relating to Tax or ERISA, which are referenced in Section 3.20 and Section 3.22) applicable to it or its business, properties or assets.

(b)               All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, to the Company’s Knowledge, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

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Section 3.19                Environmental Matters.

(a)               Except as set forth in Section 3.19(a) of the Disclosure Schedules, (i) the Company has complied, and is in material compliance, with all Environmental Laws applicable to it or its business, properties or assets, (ii) to the Company’s Knowledge, all prior owners of any assets or real estate currently owned or leased by the Company have been in material compliance with all Environmental Laws relating to such assets or real estate, and (iii) the Company has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Company has obtained and is in material compliance with all Environmental Permits that are required for the Company to conduct its business, and such Environmental Permits are in full force and effect (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules). The Company is not aware of any condition, event or circumstance that would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Environmental Permit set forth in Section 3.19(b) of the Disclosure Schedules after the Closing Date.

(c)               There are no Environmental Claims pending or, to the Company’s Knowledge, threatened in writing against the Company under or relating to Environmental Laws including those that involve or relate to Environmental Notices, Releases, or the use, disposal or arranging for disposal of any Hazardous Materials on or from any Real Property owned, leased or sub-leased by the Company.

(d)               Section 3.19(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(e)               Except as set forth in Section 3.19(e) of the Disclosure Schedules, (i) the Company has not received (nor, to the Company’s Knowledge, has any prior owner of any assets or real estate currently owned or leased by the Company received) any Environmental Notice regarding potential liabilities with respect to any off-site Hazardous Materials treatments, storage or disposal facilities or locations used by the Company (or any prior owners of such assets or real estate), and (ii) the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person under any Environmental Law.

(f)                The Company has provided or otherwise made available to Parent and listed in Section 3.19(f) of the Disclosure Schedules: (i) all material environmental site assessments, regulatory compliance audits, risk assessment reports, and sampling reports in the possession or control of the Company relating to compliance with Environmental Laws, Environmental Claims, Environmental Notices or Releases of Hazardous Materials on Real Property owned, leased or sub-leased by the Company.

(g)               The Company does not have Knowledge of, and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that is reasonably likely to, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, leases, operation, performance or use of the business or assets of the Company as currently carried out.

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Section 3.20                Employee Benefit Matters.

(a)               Except as set forth in Section 3.20(a) of the Disclosure Schedules, the Company does not, and since inception has not, maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company (or any spouse or dependent of such individual), any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, unit or unit-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)               The Company has not (i) incurred, and does not reasonably expect to incur, either directly or indirectly, any material Liability under Title IV of ERISA or Section 412 of the Code; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any “multiemployer plan” (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA); or (iv) engaged in any transaction which would reasonably be likely to give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(c)               Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) except as set forth on Section 3.20(b)(i) of the Disclosure Schedules, entitle any current or former director, manager, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21                Employment Matters.

(a)               Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of April 6, 2018, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation paid with respect to 2017 or accrued with respect to 2018; and (vi) exempt or non-exempt status. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement).

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(b)               The Company is not, and has not been since inception, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been since inception, any Union representing or, to the Company’s Knowledge, (i) purporting to represent any employee of the Company, and (ii) no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)               The Company is and has been all material respects in compliance all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws, and the Company does not have any Knowledge of any actions by its Members, employees, contractors and/or consultants since inception that could reasonably be expected to constitute such practices.

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Section 3.22                Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)               All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               Except as set forth on Section 3.22(d) of the Disclosure Schedules, no extensions or waivers of statutes of limitations with respect to any date on which a Tax Return was or is to be filed by the Company is in force, and no waiver or agreement by the Company for the extension of time for the assessment or payment of any Taxes of the Company.

(e)               The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before February 28, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)                All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g)               The Company is not a party to any Action by any taxing authority. There are no pending or, to the Company’s Knowledge, threatened Actions by any taxing authority.

(h)               On or prior to the Closing Date, the Company will deliver to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods since inception.

(i)                 There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

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(j)                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)               No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(l)                 The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)             The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)                 any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)              an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)               any election under Section 108(i) of the Code.

(n)               The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o)               The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)               The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q)               There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)                No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

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(s)                The Company has submitted to the applicable Governmental Authorities the reports set forth in Section 3.22(s) of the Disclosure Schedules pursuant to the U.S. Bank Secrecy Act.

Section 3.23                Books and Records. Except as set forth in Section 3.23 of the Disclosure Schedules, the minute books and equity record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Members and the Manager. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24                Related Party Transactions. Except as disclosed in Section 3.24 of the Disclosure Schedules, no employee or Manager of the Company or any person owning 5% or more of the Company Units (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since inception.

Section 3.25                Brokers. Except as disclosed in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26                Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and warranties of parent and merger sub

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01                Organization and Authority of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Each of Parent and Merger Sub has full corporate or limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and limited liability company action on the part of Parent and Merger Sub and no other corporate and limited liability company proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02                No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or the limited liability company operating agreement, articles of organization or other organizational documents of Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Statement of Merger with the Secretary of State of Colorado.

Section 4.03                No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

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Section 4.04                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05                Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that, to Parent’s or Merger Sub’s knowledge, may give rise or serve as a basis for any such Action.

Section 4.06                SEC Reporting.

(a)               Parent has filed all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits, financial statements and the schedules thereto, and all other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (“SEC”) since August 31, 2017, and all amendments thereto (collectively, the “Parent SEC Documents”). To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed (or furnished) with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including any related notes) contained in Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) complied in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the consolidated financial position and results of operations of Parent and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from normal year-end adjustments.

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Section 4.07                Issuance of the Shares. The Parent Shares comprising the Closing Share Consideration, Holdback Shares and Earnout Shares, if and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.

Article V
Covenants

Section 5.01                Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)               preserve and maintain all of its Permits;

(b)               pay its debts, Taxes and other obligations when due;

(c)               maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)               continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)               defend and protect its properties and assets from infringement or usurpation;

(f)                perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)               maintain its books and records in accordance with past practice;

(h)               comply in all material respects with all applicable Laws; and

(i)                 not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02                Access to Information.

(a)               From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Without limiting the foregoing, the Company shall permit Parent and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

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Section 5.03                No Solicitation of Other Bids.

(a)               The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of Units or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)               In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)               The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

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Section 5.04                Member Consent.

(a)               Subject to the receipt by the Company of the requisite disclosure information by Parent, the Company shall use its reasonable best efforts to obtain, within five (5) Business Days following the execution and delivery of this Agreement, the Requisite Company Vote pursuant to written consents of the Members (the “Written Consent”). The materials submitted to the Members in connection with the Written Consent shall include the Manager Recommendation. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

Section 5.05                Notice of Certain Events.

(a)               From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Parent’s receipt of information pursuant to this Section 5.05, shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06                Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

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Section 5.07                Confidentiality.

(a)               “Confidential Information” means: (i) any information exchanged pursuant to that certain Mutual Confidentiality and Nondisclosure Agreement, dated January 8, 2018, (ii) any information exchanged pursuant to this Agreement or any other Transaction Document, and (iii) any other information, whether spoken, printed, electronic or in any other form or medium, whether or not marked as “confidential” or “proprietary,” regarding any party or its respective Affiliates, including, any information concerning trade secrets, business operations, financial condition, strategies, customers, suppliers, employees and consultants.  Information ceases to be Confidential Information if any of the following circumstances occur: (x) the information is or becomes generally available to the public other than as a result of a disclosure in violation of Section 5.07(b); (y) the information is or has been independently developed by a Person that seeks to use or disclose the information without reference to any information obtained or learned by the Person by virtue of being a party to this Agreement; or (z) the information is obtained or learned by the Person that seeks to use or disclose the information from a source that is not bound by (A) Section 5.07(b) or (B) to the Knowledge of the Person that seeks to use or disclose the information, any other confidentiality, non-use or non-disclosure obligations concerning the information in favor of either party or its respective Affiliates, as applicable. In any proceeding against a Person alleged to have violated Section 5.07(b) where that Person pleads the defense that the information ceased to be Confidential Information under this Section 5.07(a), that Person has the burden of proving, by a preponderance of the evidence, the circumstances described in this Section 5.07(a), except that if the Person pleads a defense based on the foregoing clause (z)(B)¸ the Person alleging the violation of Section 5.07(b) has the burden of proving, by a preponderance of the evidence, that the Person alleged to have violated Section 5.07(b) had Knowledge of a confidentiality, non-use or non-disclosure obligations concerning the information in favor of either party or is respective Affiliates, as applicable.

(b)               Each party agrees:

(i)                 to use reasonable efforts to protect and safeguard Confidential Information from unauthorized access, use and disclosure, and if a party discovers that any Confidential Information held by that party has been accessed, used or disclosed on an unauthorized basis by a party other than a party to this Agreement or a Member (a “Third Person”), that party shall, promptly following the discovery, provide notice to the other parties; and

(ii)              not to disclose to any Third Person any Confidential Information unless one or more of the following circumstances occurs:

(A)             the Third Person has entered into a confidentiality agreement with that party restricting the disclosure and use of the Confidential Information with customary terms and conditions for the circumstances in which the confidentiality agreement is entered into;

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(B)              the Third Person is bound by rules of professional responsibility in favor of that party restricting the disclosure and use of the Confidential Information with terms and conditions at least as restrictive as this Agreement;

(C)              the Third Person is a Governmental Authority that is obligated under applicable law to keep the types of Confidential Information disclosed to it confidential;

(D)             the Third Person receives the Confidential Information by reason of the Third Person’s involvement with a proceeding commenced by the parties against each other, concerning rights or obligations under this Agreement; or

(E)              the Third Person receives the Confidential Information by reason of the Third Person’s involvement with a proceeding to which a party becomes subject and in which the party, as applicable, would be liable for civil or criminal penalties for not disclosing information required to be disclosed in the proceeding.

(c)               If a party discloses Confidential Information to a Third Person under Section 5.07(b)(ii)(D), then the party that commences the proceeding shall, to the extent possible, seek a protective order or other available mechanism that will afford the Confidential Information confidential treatment during and after the proceeding. If a party is required to disclose Confidential Information to a Third Person under Section 5.07(b)(ii)(E), then the party shall, as far in advance of the disclosure as possible, provide written notice to the other parties, and shall, to the extent possible, seek a protective order or other available mechanism that would afford the Confidential Information confidential treatment during and after the proceeding.

(d)               Each party agrees not to use any Confidential Information for that party’s pecuniary gain or in a manner that could disadvantage the other party, except in connection with the exercise of its rights under this Agreement or the exercise of any remedies in favor of that party in connection with the breach by the other party of any of its obligations or representations or warranties under this Agreement.

(e)               If a party discloses Confidential Information to a Third Person as permitted by Section 5.07(b)(ii)(A) or Section 5.07(b)(ii)(B), the party will be liable for any (i) failure of the Third Person to protect the Confidential Information from unauthorized access, use or disclosure, regardless of whether the Third Person used reasonable efforts to protect the Confidential Information, (ii) disclosure of the Confidential Information by the Third Person, which if done by the party, would violate this Section 5.01, or (iii) use of the Confidential Information by the Third Person or any recipient of the Confidential Information, which if done by the party, would violate this Section 5.01.

Section 5.08                Publicity; Public Filings.

(a)               Notwithstanding Section 5.01, any report (including Form 8-K) required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder with respect to this Agreement or the transactions contemplated by this Agreement, shall be issued, at such time, in such manner, and containing such content as Parent determines in its sole discretion. Without limiting the generality of the foregoing, each of the Company and the Member Representative acknowledges and understands that Parent may, without prior consent, publicly file and disclose this Agreement and the Transaction Documents, in each case, as may be required by the OTCQB Market rules and regulations, applicable Law or the applicable rules and regulations of the SEC or other applicable Governmental Authority.

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(b)               Any public announcement, including any press release, communication to employees, customers, suppliers, or others having dealings with the Company, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, other than those described in Section 5.08(a), will be issued, at such time, in such manner, and containing such content as the Parent and the Member Representative mutually determine.

Section 5.09                Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Article VI
Tax matters

Section 6.01                Tax Covenants.

(a)               Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Member Representative shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Company in respect of any Post-Closing Tax Period, with the exception of Tax Returns for the year ending December 31, 2017 which have not yet been filed. The Company agrees that Parent is to have no liability for any Tax resulting from any action or failure to act of the Company, any of its Representatives or the Members for any Pre-Closing Tax Period. The Members shall, jointly and severally, indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Members when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

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(c)               Parent shall not, and shall not cause or permit the Company or its Members to, (i) amend any Tax Return with respect to any tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, without the prior written consent of the Members (such consent not to be unreasonably withheld); provided, however, that nothing in this Section 6.01(c) shall prohibit Parent from filing any Tax Return for any unpaid sales taxes with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period.

Section 6.02                Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03                Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, or arising out of any breach by Parent of Section 6.01(c), the Members shall, jointly and severally, indemnify the Surviving Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Surviving Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any penalties, fees, damages or losses of any kind relating to any failure by the Company to timely report cash payments pursuant to the U.S. Bank Secrecy Act and the regulations promulgated thereunder. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Members shall, jointly and severally, reimburse Parent for any Taxes of the Company that are the responsibility of the Members pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Surviving Company.

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Section 6.04                Tax Returns

(a)               The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (except for state and local Tax Returns, which the Company recently discovered it should have previously filed, and which Tax Returns the Company shall use reasonable best efforts to file prior to the Closing Date) required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)               Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period or pre-Closing Straddle Period. Any such Tax Return(s) shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Parent to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return(s). If Member Representative objects to any item on any such Tax Return(s), it shall, within 7 days after delivery of such Tax Return(s), notify Parent in writing that it so objects, specifying with particularity any such item for which it objects (the “Notice of Objection”). If a Notice of Objection is duly and timely delivered, Parent and Member Representative shall negotiate in good faith and use their best efforts to resolve such item(s). If Parent and Member Representative are unable to reach such agreement on or before 7 days after receipt by Parent of the Notice of Objection, the disputed item(s) shall be resolved by an Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return(s), the Tax Return(s) shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Member Representative. The preparation and filing of any Tax Return(s) of the Surviving Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Holdback Shares and/or the Holdback Cash (i) Taxes due with respect to any such Tax Return(s) that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return(s) that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

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Section 6.05                Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)               in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06                Contests. Parent agrees to give written notice to Member Representative of the receipt of any written notice by the Surviving Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Member Representative.

Section 6.07                Cooperation and Exchange of Information.

(a)               In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company, the Parent and the Member Representative, acting on behalf of the Members, shall reasonably cooperate with each other, including the furnishing of or making available records and other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by any taxing authority.

(b)               Each of the parties hereto shall use their respective best efforts to cause the Merger to qualify as a reorganization under Sections 368(a)(1)(A) of the Code, and each party agrees to make such commercially reasonable additions or modifications to the terms of this Agreement as may be necessary to permit the Merger to so qualify. The parties to this Agreement hereby adopt this Agreement as a “ plan of reorganization.” None of the parties shall take any action or fail to take any action after the completion of the Merger which action (or failure to act) would cause the Merger to cease to qualify as a reorganization as defined under Sections 368(a)(1)(A) of the Code unless otherwise required by applicable law. Each party shall report the Merger as a reorganization under Sections 368(a)(1)(A) of the Code for all relevant tax purposes and shall not adopt a tax reporting position inconsistent with the treatment of the Merger as a reorganization under Sections 368(a)(1)(A) of the Code unless otherwise required by applicable law.

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Section 6.08                Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09                Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied: (i) from the Holdback Cash, (ii) from the Holdback Shares; and (iii) to the extent the remaining Holdback Cash and Holdback Shares are exhausted, from the Members on a joint and several basis.

Section 6.10                FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

Section 6.11                Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.12                Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to Closing

Section 7.01                Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 7.02                Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               The Company and the Members shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)               No Action shall have been commenced against Parent, Merger Sub or any Member or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)                The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a) on or before the respective dates set forth for each deliverable.

(g)               Parent and certain Affiliates of Mark Driver shall have negotiated in good faith and agreed upon the definitive form of leases pursuant to which the Surviving Company shall lease the Real Property and storage tank located thereon used by the Business and located in Fort Lupton, Colorado, including the option for the Surviving Company to purchase such assets.

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(h)               Parent shall have completed its due diligence investigation of the Company and the Business, and shall, in its sole but reasonable discretion, be satisfied with the results of such due diligence investigation, including, but not limited to, (i) satisfactory completion of Parent’s diligence investigation relating to the storage, handling and transport of Hazardous Materials by the Company and (ii) confirmation from Parent’s independent registered public accounting firm that it will be able to audit the Financial Statements and prepare pro forma financial statements within the period required by the Securities and Exchange Commission provided, however, that any change in the information disclosed by the Company to Parent in connection with Parent’s due diligence investigation between the date of this Agreement and the Closing Date that is not material shall not constitute cause for failure of satisfaction of the condition set forth in this Section 7.02(h).

Section 7.03                Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)               Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

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Article VIII
Indemnification

Section 8.01                Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Approvals), Section 3.04 (Capitalization), Section 3.06 (Financial Statements), Section 3.25 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub) and Section 4.04 (Brokers) shall survive indefinitely, and (b) Section 3.07 (Undisclosed Liabilities), Section 3.10 (Title to Assets; Real Property), Section 3.17 (Legal Proceedings; Governmental Orders), Section 3.18 (Compliance with Laws; Permits), Section 3.19 (Environmental Matters) and Section 3.20 (Employee Benefit Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02                Indemnification by the Members. Subject to the other terms and conditions of this Article VIII, the Members, (i) jointly and severally with respect to the Key Members, and (ii) severally and not jointly with respect to all Members other than the Key Members, shall indemnify and defend each of Parent and its Affiliates (including the Surviving Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)               any claim made by any Member relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)               any Member Audit Expenses, Transaction Expenses, and/or Closing Indebtedness to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration;

(e)               the amount of any accounts receivable included in the Current Assets or listed on Section 3.14 of the Disclosure Schedules, to the extent such amounts do not become collectible in full by the eighteen (18) month anniversary of the Closing Date;

(f)                all sale, success or other similar compensatory payments or transaction bonuses (including all such amounts accrued through the Closing Date and including payments on equity awards) and related change of control payments or severance arrangements payable to managers, officers, employees and consultants of the Company, or any obligations of the Company that would become due and owing as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(g)               any Losses arising from or related to any Environmental Claim against the Company, to the extent arising from facts or circumstances occurring or in existence prior to the Closing Date.

Section 8.03                Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

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Section 8.04                Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               The Members shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $50,000 (the “Basket”), in which event Members shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Members shall be liable pursuant to Section 8.02(a) shall not exceed the Purchase Price actually paid to the Members by the Parent (the “Cap”).

(b)               Parent shall not be liable to the Member Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)               Notwithstanding the foregoing, and only with respect to the Key Members, the limitations set forth in Section 8.04(a) and Section 8.04(b) with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in Section 3.01 (Organization and Qualification of the Company), Section 3.02(a) (Authority), Section 3.04 (Capitalization), Section 3.06 (Financial Statements), Section 3.07 (Undisclosed Liabilities), Section 3.10 (Title to Assets; Real Property), Section 3.17 (Legal Proceedings; Governmental Orders), Section 3.18 (Compliance with Laws; Permits), Section 3.19 (Environmental Matters), Section 3.20 (Employee Benefit Matters), Section 3.25 (Brokers), Section 4.01 (Organization and Authority of Parent and Merger Sub) or Section 4.04 (Brokers) (or, for the avoidance of doubt, in respect of Section 3.22 (Taxes), it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI).

(d)               For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05                Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Member Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Member Representative. Any payment received by Member Representative as the Indemnified Party shall be distributed to the Members in accordance with this Agreement.

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(a)               Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

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Section 8.06                Payments; Holdback Shares; Holdback Cash. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Loss shall be satisfied (a) first, with respect to any Losses payable by the Members, by deducting from the Holdback Cash an amount equal to the Loss pursuant to  Section 2.11; (b) second, with respect to any Losses payable by the Members, if the Loss exceeds the value of the remaining Holdback Cash, by deducting an amount of Holdback Shares in an amount equal to the Loss pursuant to  Section 2.11, (c) third, with respect to any Losses payable by the Members, if the Loss exceeds remaining Holdback Cash and the value of the remaining Holdback Shares, by setting off and deducting the dollar amount of the excess Loss from the Earnout Shares payable to Members pursuant to  Section 2.15, to the extent such Earnout Shares have actually been earned pursuant to the terms of this Agreement at the applicable time, and (d) fourth, if any Loss payable by the Members remains after giving effect to clauses (a), (b) and (c) above, by wire transfer of immediately available funds, or such other method of payment as may be agreed upon by Parent and Members, within fifteen (15) Business Days of such final, non-appealable adjudication. The parties hereto agree that should an Indemnifying Party not satisfy any such obligations pursuant to clause (b) within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 2.5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07                Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.08                Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, as the case may be. As of the date of this Agreement and as of the Closing Date, Parent represents and warrants that it is not aware of any inaccuracy of any representation or warranty of the Company.

Section 8.09                Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 8.10                No Double Recovery. A party will not be liable more than once for Losses arising out of particular circumstances, even if those circumstances give rise to liability under multiple sections or subsections of this Agreement. By way of example, if an amount has been reserved or accrued in the Estimated Closing Working Capital Statement for particular circumstances, and if those circumstances would also give rise to liability for Losses under this Article VIII, the Members’ liability for those Losses under this Article VIII will be reduced to the extent the of the amount reserved or accrued to avoid the Parent receiving a double recovery concerning those circumstances.

Section 8.11                Date Losses are Suffered. Losses will be deemed to have been suffered when actually paid, or with respect to Losses that have not been paid, when a Person would be required or permitted by GAAP to accrue a liability for the Losses (regardless of whether or not (i) the Person’s accounting basis is accrual or cash, and (ii) the Person uses GAAP).

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Section 8.12                Mitigation. Each party will make commercially reasonably efforts to mitigate Losses upon becoming aware of any event or circumstances for which it may seek to impose liability on another party, except that no party will be required to (a) commence any action, suit, claim or proceeding against any Person even if it would otherwise be commercially reasonable to do so, or (b) take any Tax position to maximize or minimize any Tax increase or Tax decrease that would be taken into account when calculating the after-tax basis of any payment of any Losses.

Section 8.13                Insurance Proceeds and Other Recoveries. If, following satisfaction of a party’s obligation under this Article VIII with respect to certain Losses, a party that received a payment under this Article VIII subsequently receives any insurance proceeds or other recovery, the party that receives the insurance proceeds or recovery will promptly pay-over to the party that made the payment under this Article VIII an amount necessary to avoid any double recovery arising out of the particular facts and circumstances for which the insurance proceeds or other recovery is received, except to the extent that the party that made the payment under this Article VIII is subject to potential liability for Losses that are the subject of any claim notice for Losses for which liability or the amount of Losses has not been established, in which event the party that received the insurance proceeds or other recovery must solely pay-over the amount that exceeds the amounts to which that party may be entitled under this Article VIII. Insurance proceeds or other recoveries required to be paid-over will be reduced, to the extent not taken into account when Losses were calculated, by any costs, expenses or additional premiums incurred or reasonably expected to be incurred in connection with obtaining such insurance proceeds or other recovery.

Article IX
Termination

Section 9.01                Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of the Company and Parent;

(b)               by Parent by written notice to the Company if:

(i)                 neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within five (5) days of the Company’s receipt of written notice of such breach from Parent; or

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(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2018, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by the Company by written notice to Parent if:

(i)                 the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within five (5) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2018, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Parent or the Company if any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)               as set forth in this Article IX and Article X hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
Miscellaneous

Section 10.01            Member Representative

(a)               By approving this Agreement and the transactions contemplated, each Member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement, including the exercise of the power to:

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(i)                 give and receive notices and communications;

(ii)              authorize the deduction of Holdback Shares and the Holdback Cash pursuant to the terms of this Agreement;

(iii)            agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.13;

(iv)             agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v)               litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi)             execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vii)          make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)        engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(ix)             take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by Member Representative, and on any other action taken or purported to be taken on behalf of any Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Members. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each such Person. No Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Members, or by operation of Law, whether by death or other event.

(b)               The Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of 75% of the Company Units entitled to vote (the “Supermajority Holders”); provided, however, in no event shall Member Representative resign or be removed without the Supermajority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Supermajority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 10.01(a) above.

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(c)               The Member Representative shall not be liable to the Members for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Members shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Member Losses shall be satisfied from the Members, severally and not jointly (in accordance with their Pro Rata Shares).

Section 10.02            Expenses.

(a)               Member Audit Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding the foregoing, the Member Representative agrees, on behalf of the Members, to reimburse Parent with respect to fifty percent (50%) of all expenses and other costs incurred by the independent public accounting firm retained by Parent in connection with the preparation of historical GAAP financial statements and pro forma financial statements of the Company in compliance with requirements of the Public Company Accounting Oversight Board (such portion of such expenses, the “Member Audit Expenses”).

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(b)               Examination and Objection. Parent shall provide Member Representative with written notice of the final amount of Member Audit Expenses, and the Member Representative shall pay, on behalf of the Members, the Member Audit Expenses to Parent by wire transfer of immediately available funds within fifteen (15) Business Days of such notice. Member Representative shall have 30 days to review such amount (the “Member Audit Expenses Review Period”). During the Member Audit Expenses Review Period, Parent shall provide to Member Representative and its Representatives such documents and records relating to the final amount of Member Audit Expenses as Member Representative may reasonably request for the purpose of reviewing the final amount of Member Audit Expenses and to prepare a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Member Audit Expenses Objections”). If Member Representative fails to deliver the Statement of Objections before the expiration of the Member Audit Expenses Review Period, the Member Audit Expenses as set forth by Parent shall be deemed to have been accepted by Member Representative. If Member Representative delivers the Statement of Objections before the expiration of the Member Audit Expenses Review Period, Parent and Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Member Audit Expenses Resolution Period”), and, if the same are so resolved within the Member Audit Expenses Resolution Period, the Member Audit Expenses as set forth by Parent, with such changes as may have been previously agreed in writing by Parent and Member Representative, shall be final and binding.

(i)                 Resolution of Disputes. If Member Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Member Audit Expenses Objections before expiration of the Member Audit Expenses Resolution Period, then any amounts remaining in dispute shall be submitted for resolution to an Independent Accountant who, acting as experts and not arbitrators, shall resolve such disputes and make any corresponding adjustment to the Member Audit Expenses.

(ii)              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Member Representative (on behalf of the Members), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Member Representative or Parent, respectively, bears to the aggregate amount actually contested by the Member Representative and Parent.

(iii)            Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the disputed Member Audit Expenses amounts shall be conclusive and binding upon the parties hereto.

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(c)               Payment. Parent shall deduct from the Holdback Amount the final Member Audit Expenses amount, as determined in accordance with this Section. To the extent the final Member Audit Expenses amount exceeds the remaining Holdback Amount, the Member Representative shall pay, on behalf of the Members, the Member Audit Expenses as determined in accordance with this Section to Parent by deducting such amount from the Earnout Shares, to the extent such Earnout Shares have actually been earned pursuant to the terms of this Agreement at the applicable time. To the extent the final Member Audit Expenses amount exceeds the remaining Holdback Amount and Earnout Shares, the Member Representative shall pay, on behalf of the Members, the Member Audit Expenses as determined in accordance with this Section to Parent, by wire transfer of immediately available funds, or such other method of payment as Parent and Member Representative agree upon, within thirty (30) Business Days of such notice.

Section 10.03            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Parent or Surviving Company:	Kush Bottles, Inc. 1800 Newport Circle Santa Ana, CA 92705 E-mail: jim.mccormick@kushbottles.com Attention: Jim McCormick, Chief Financial Officer
with a copy to:	Burns & Levinson LLP 125 Summer Street Boston, MA 02110 E-mail: jvolman@burnslev.com Attention: Josef B. Volman, Esq.
If to Member Representative:	Mark Driver 720 S. Colorado Blvd. Glendale, Colorado 80246 E-mail: mark@summitinnovationsgroup.com
with a copy to:	Holland & Knight LLP 1801 California Street, Suite 5000 Denver, CO 80202 E-mail: mark.goldschmidt@hwlaw.com Attention: Mark R. Goldschmidt, Esq.

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Section 10.04            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07            Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 10.08            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09            No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent and the Member Representative. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO IN EACH CASE LOCATED IN THE CITY OF DENVER, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12            Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14            Attorney Client Privilege; Conflict of Interest.

(a)       Parent agrees not to assert, and agrees to cause Merger Sub, as the surviving corporation, not to assert, any attorney-client privilege with respect to communications between Holland & Knight LLP and the Company related to this Agreement and transactions contemplated by this Agreement and occurring prior to the Closing Date.

(b)       Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that, Holland & Knight LLP may serve as counsel to the Member Representative and each of the Members in connection with any matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

SUMMIT INNOVATIONS, LLC

By:	/s/ Mark Driver
Name:	Mark Driver
Title:	Manager

PARENT

KUSH BOTTLES, INC.

By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich
Title:	Chairman and CEO

MERGER SUB

KCH ENERGY, LLC

By:	Kush Bottles, Inc., its sole member

By:	/s/ Nicholas Kovacevich
Name:	Nicholas Kovacevich
Title:	Chairman and CEO

MEMBER REPRESENTATIVE

Mark Driver,
solely in his capacity as Member Representative

/s/ Mark Driver
Name:	Mark Driver

[Signature Page to Merger Agreement]